Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES

FIRST QUARTER RESULTS

ST. PAUL, Minn., April 17, 2007 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2007. MEDTOX achieved record revenues, gross profit, gross margin, operating income and net income for the quarter:

•	Revenues for the quarter increased $2.7 million to $19.0 million, or 16%
•	Gross profit for the quarter increased $1.6 million to $8.7 million, or 22%
•	Consolidated gross margin for the quarter increased to 46.0% from 43.7%
•	Operating income for the quarter increased $870,000 to $2.4 million, or 56%
•	Net income for the quarter increased $801,000 to $1.6 million, or 106%

For the three-month period, revenues were $19,026,000, compared to $16,350,000 from the prior-year period. The Company recorded operating income of $2,420,000 for the three-month period, compared to $1,550,000 for the prior-year period. The Company recorded net income of $1,555,000, or $0.18 per diluted share for the three-month period, compared to $754,000, or $0.09 per diluted share for the prior-year period.

Margins continue to improve, increasing to 46.0% for the year compared to 43.7% for the prior year. Total operating expenses as a percentage of sales decreased to 33.2% for the year, compared to 34.2% for the prior-year period. The Company’s balance sheet also continues to improve. At March 31, 2007, the revolving line of credit had no outstanding balance and continued repayment of long-term debt has reduced the balance from $2.1 million at December 31, 2006 to $1.5 million at March 31, 2007.

MEDTOX will hold a teleconference to discuss first quarter 2007 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (877) 704-5382 ten minutes before the scheduled start time today. International callers may access the call by dialing (913) 312-1296. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through April 24 at (888) 203-1112, passcode # 5040573. International callers may access the replay at (719) 457-0820 with the same passcode # 5040573.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2006 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
REVENUES:
Laboratory services	$14,961	$12,402
Product sales	4,065	3,948
	19,026	16,350

COST OF REVENUES:
Cost of services	8,792	7,634
Cost of sales	1,492	1,572
	10,284	9,206

GROSS PROFIT	8,742	7,144

OPERATING EXPENSES:
Selling, general and administrative	5,725	5,134
Research and development	597	460
	6,322	5,594

INCOME FROM OPERATIONS	2,420	1,550

OTHER INCOME (EXPENSE):
Interest expense	(57)	(154)
Other expense, net	(137)	(168)
	(194)	(322)

INCOME BEFORE INCOME TAX EXPENSE	2,226	1,228

INCOME TAX EXPENSE	(671)	(474)

NET INCOME	$1,555	$754

BASIC EARNINGS PER COMMON SHARE	$0.19	$0.09

DILUTED EARNINGS PER COMMON SHARE	$0.18	$0.09

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,178,483	8,154,596
Diluted	8,854,830	8,732,848

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$ 1,501	$ 1,261
Accounts receivable, net	13,072	11,067
Inventories	3,637	3,538
Other current assets	2,626	2,841
Total current assets	20,836	18,707

Building, equipment and improvements, net	20,511	19,572

Other assets	20,846	21,595
Total assets	$ 62,193	$ 59,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 10,717	$ 8,892

Long-term obligations	2,647	3,038

Stockholders’ equity	48,829	47,944
Total liabilities and stockholders’ equity	$ 62,193	$ 59,874

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